Exhibit 99.1


                Pactiv Posts Record Second Quarter EPS


    LAKE FOREST, Ill.--(BUSINESS WIRE)--July 23, 2007--For the quarter ended June 30, 2007, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $69 million, or $0.52 per share, compared with $69 million, or $0.49 per share, in 2006. Sales rose 10 percent to $828 million from $750 million. Results included $43 million in sales from the acquisition of Prairie Packaging that closed in June.

    "Our performance in the quarter was strong, particularly against record EPS in last year's second quarter and in an environment that has seen steadily increasing raw material costs since early 2007. Our price increase in the Foodservice/Food Packaging segment was effective late in the quarter, and we saw improving volume trends in both business segments. We closed on the Prairie acquisition in June and are pleased with the integration progress, as well as the opportunities to grow the Prairie business going forward," said Richard L. Wambold, Pactiv's chairman and chief executive officer.

    Gross margin was 29.0 percent compared with 31.9 percent last year. The decline primarily reflected unfavorable spread (the difference between selling prices and raw material costs) due to higher polystyrene and aluminum costs. Operating margin was 15.5 percent compared with 16.5 percent last year.

    Free cash flow in the quarter was $29 million compared with $65 million last year. The decline was the result of higher accounts receivable due to greater sales late in the quarter, as well as higher capital expenditures.

    For the six-month period, income from continuing operations was $126 million, or $0.94 per share, compared with $120 million, or $0.84 per share, last year. Sales of $1.51 billion rose 5 percent from $1.43 billion. Gross margin was 29.6 percent compared with 30.6 percent, and operating margin was 15.3 percent compared with 15.5 percent. Year-to-date free cash flow was $47 million compared with $93 million last year.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $308 million rose 11 percent from $277 million, and included $19 million from the Prairie Packaging acquisition. Volume rose 4 percent in the base business, reflecting strength in food bags, waste bags, and tableware.

    Operating income was $58 million versus $57 million last year as higher volume and lower advertising and promotion expense offset unfavorable spread. Operating margin was 18.8 percent compared with
20.6 percent last year.

    For the six-month period, sales of $555 million rose 7 percent from $519 million. Operating income was $112 million compared with $99 million last year. Operating margin was 20.2 percent compared with
19.1 percent.

    Foodservice/Food Packaging

    Sales of $520 million rose 10 percent from $473 million last year. The Prairie Packaging acquisition added $24 million to sales in this segment. Volume in the base business rose 1 percent. Excluding a continuing decline in foam insulation product sales related to the soft home construction market, volume in the base business rose 2 percent.

    Operating income was $68 million compared with $70 million last year as higher raw material costs offset favorable pricing. Operating margin was 13.1 percent compared with 14.8 percent last year.

    For the six-month period, sales of $950 million rose 4 percent compared with $911 million last year. Operating income was $118 million compared with $127 million in 2006. Operating margin was 12.4 percent compared with 13.9 percent.

    Outlook

    The following outlook includes the Prairie Packaging acquisition. The Company expects 2007 sales to grow 11 percent to 13 percent. The third quarter earnings per share outlook is a range of $0.41 to $0.45. The full year earnings per share outlook is a range of $1.82 to $1.92. The earnings per share accretion from Prairie Packaging included in the full year outlook is $0.02 to $0.04, in line with the Company's original expectation.

    For the full year, SG&A expense is estimated to be approximately $300 million. The 2007 tax rate is expected to be approximately 36 percent. Free cash flow from continuing operations for 2007 is anticipated to be in a range of $200 million to $225 million. Capital expenditures are expected to be approximately $140 million. Depreciation and amortization expense will be approximately $165 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

    More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2006 sales of $2.9 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv's Hefty(R) brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv's foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                               Three months ended   Six months ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Sales                               $828      $750    $1,505    $1,430

Costs and expenses
Cost of sales (excluding
 depreciation
 and amortization)                   588       511     1,059       993
Depreciation and amortization         39        37        75        72
Selling, general, and
 administrative                       73        77       139       143
Other expense                          -         1         1         1
                               --------- --------- --------- ---------

Operating income                     128       124       231       221
Other income/(expense)
   Interest income                     1         1         3         3
   Interest expense, net of
    capitalized interest            (20)      (18)      (38)      (36)
   Share of income from joint
    ventures                           -         1         -         1
                               --------- --------- --------- ---------
Income before income taxes           109       108       196       189
   and minority interest
Income-tax expense                    39        39        69        69
Minority interest                      1         -         1         -
                               --------- --------- --------- ---------
Income from continuing
 operations                           69        69       126       120

  Discontinued operations, net
   of tax                              1         -         1         -
                               --------- --------- --------- ---------
Net income                           $70       $69      $127      $120
                               ========= ========= ========= =========


Average common shares
 outstanding (diluted)             132.3     141.4     133.0     142.5


Income from continuing
 operations                         0.52      0.49      0.94      0.84
Discontinued operations, net of
 tax                                0.01         -      0.01         -
                               --------- --------- --------- ---------
Net income                         $0.53     $0.49     $0.95     $0.84
                               ========= ========= ========= =========

Gross margin (before deprec. &
 amort.)                           29.0%     31.9%     29.6%     30.6%
Operating margin                   15.5%     16.5%     15.3%     15.5%



                          Pactiv Corporation
             Consolidated Statement of Financial Position



(In millions)

                                     June 30, 2007   December 31, 2006
                                   ----------------- -----------------

Assets
Current assets
   Cash and temporary cash
    investments                                  $76              $181
   Accounts and notes receivable                 319               323
   Inventories                                   386               296
   Other                                          34                38
                                   ----------------- -----------------
   Total current assets                          815               838
                                   ----------------- -----------------
Property, plant, and equipment, net            1,275             1,093
Other assets
   Goodwill                                    1,096               525
   Intangible assets, net                        430               238
   Other                                          62                64
                                   ----------------- -----------------
   Total other assets                          1,588               827
                                   ----------------- -----------------


   Total assets                               $3,678            $2,758
                                   ================= =================

Liabilities and shareholders'
 equity
Current liabilities
   Short-term debt, including
    current maturities of long-term
    debt                                          $-               $98
   Accounts payable                              195               152
   Other                                         294               284
   Liabilities from discontinued
    operations                                    20                15
                                   ----------------- -----------------
   Total current liabilities                     509               549
                                   ----------------- -----------------
Long-term debt                                 1,699               771
Pension and postretirement benefits              353               403
Other liabilities                                167               173
Minority interest                                 12                 9
Shareholders' equity                             938               853
                                   ----------------- -----------------

   Total liabilities and
    shareholders' equity                      $3,678            $2,758
                                   ================= =================



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows



(In millions)

Six months ended June 30,                           2007       2006
                                                 ---------- ----------

Operating activities
Net income                                             $127       $120
Less results from discontinued operations                 1          -
                                                 ---------- ----------
Income from continuing operations                       126        120
Adjustments to reconcile income from continuing
 operations to cash provided by continuing
 operations
     Depreciation and amortization                       75         72
     Deferred income taxes                               10         16
     Noncash pension income                            (25)       (21)
     Noncash compensation expense                         4          4
     Working capital                                      3       (73)
     Other                                                6          5
                                                 ---------- ----------
Cash provided by operating activities -
 continuing operations                                  199        123
Cash used by operating activities - discontinued
 operations                                             (6)        (5)
                                                 ---------- ----------
Cash provided by operating activities                  $193       $118
                                                 ---------- ----------

Investing activities
Expenditures for property, plant, and equipment        (52)       (30)
Net proceeds from sales of assets                         1          1
Acquisitions of businesses and assets               (1,021)          -
Other continuing operations investing activities          -          3
                                                 ---------- ----------
Cash used by investing activities                  $(1,072)      $(26)
                                                 ---------- ----------

Financing activities
Issuance of common stock                                 18         21
Purchase of common stock                              (100)      (137)
Issuance of long-term debt                              932          -
Retirement of long-term debt                           (99)          -
Other                                                    22          -
                                                 ---------- ----------
Cash provided (used) by financing activities           $773     $(116)
                                                 ---------- ----------

Effect of foreign-currency exchange rate changes
 on cash and temporary cash investments                   1          3
                                                 ---------- ----------
Decrease in cash and temporary cash investments       (105)       (21)
Cash and temporary cash investments, January 1          181        172
                                                 ---------- ----------
Cash and temporary cash investments, June 30            $76       $151
                                                 ---------- ----------



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                    Foodservice /
                       Consumer    Food Packaging    Other     Total
                     ------------- --------------- --------- ---------
Three months ended
 June 30, 2007
--------------------
Sales                         $308            $520        $-      $828
Adjustments to sales
 for acquisitions             (19)            (24)         -      (43)
                     ------------- --------------- --------- ---------
Sales adjusted for
 acquisitions                 $289            $496        $-      $785
                     ------------- --------------- --------- ---------

Operating income
 (loss)                        $58             $68        $2      $128

Operating margin             18.8%           13.1%               15.5%

Three months ended
 June 30, 2006
--------------------
Sales                         $277            $473        $-      $750

Operating income
 (loss)                        $57             $70      $(3)      $124

Operating margin             20.6%           14.8%               16.5%



Six months ended
 June 30, 2007
--------------------
Sales                         $555            $950        $-    $1,505
Adjustments to sales
 for acquisitions             (19)            (24)         -      (43)
                     ------------- --------------- --------- ---------
Sales adjusted for
 acquisitions                 $536            $926        $-    $1,462
                     ------------- --------------- --------- ---------

Operating income
 (loss)                       $112             118        $1      $231

Operating margin             20.2%           12.4%               15.3%

Six months ended
 June 30, 2006
--------------------
Sales                         $519            $911        $-    $1,430

Operating income
 (loss)                        $99            $127      $(5)      $221

Operating margin             19.1%           13.9%               15.5%



                          Pactiv Corporation
                  Regulation G GAAP Reconciliations

                            Free Cash Flow

                               Three months ended   Six months ended
                                     June 30,            June 30,
                               ------------------- -------------------
 (In millions)                   2007      2006      2007      2006
                               --------- --------- --------- ---------
 Cash flow provided by
  operating activities from
  continuing operations - GAAP
  basis                             $157       $78      $199      $123
  Less:
    Capital expenditures -
     continuing operations          (28)      (13)      (52)      (30)
    (Increase) decrease in
     asset securitization
     program                       (100)         -     (100)         -
                               --------- --------- --------- ---------
 Free cash flow (a)                  $29       $65       $47       $93
                               ========= ========= ========= =========


                                   Outlook for
                               Twelve months ended
                                December 31, 2007
                               -------------------
 (In millions)                   Low       High
                                estimate  estimate
                               --------- ---------
 Cash flow provided by
  operating activities from
  continuing operations - US
  GAAP basis                        $340      $365
  Less: Capital expenditures -
   continuing operations           (140)     (140)
                               --------- ---------
 Free cash flow (a)                 $200      $225
                               ========= =========

 (a) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman
             847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss
             847-482-2704
             lfoss@pactiv.com